Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2011

•Q4 Service and Technology Revenue of $41.4 million
•Charter Communications selects TiVo for next generation platform
•Suddenlink now distributing TiVo in multiple initial markets
•Successful soft launch with Virgin Media; broad rollout expected soon
•Q4 TiVo-Owned Gross subscription additions up 30% year-over-year

•	TiVo advertising solutions will now be offered by Turner Broadcasting to help marketers reach consumers that fast-forward through traditional commercial spots

ALVISO, Calif. - March 1, 2011 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services including digital video recorders (DVRs) for consumers and content distributors and consumer electronics manufacturers, today reported financial results for the fourth quarter and fiscal year ended January 31, 2011.

Tom Rogers, President and CEO of TiVo, said, “Over the past year, we solidified our leadership position in the rapidly evolving next generation advanced television landscape, winning several key distribution deals with operators such as Charter Communications and beginning significant deployments with Virgin Media and Suddenlink, proving that TiVo is the best choice for the operator community when it comes to a currently deployable and proven hybrid television solution.

“It's hard to replicate what TiVo is doing. In an on-demand world, there are three critical components that are required in solutions that aspire to broad adoption: first is bringing all elements of on-demand content into one elegant environment; second is providing a first-class user experience that goes beyond just simple connectivity; and third is addressing the unique infrastructure needs of each multi-channel operator. We believe our success in these areas has opened up a path to potentially gain significant subscribers over the next several years through existing relationships with Virgin, ONO, Canal Digital, RCN, Suddenlink, and now Charter, as well as helping us to win additional distribution deals.”

For the fourth quarter, service and technology revenues were $41.4 million, the first sequential quarterly increase in service and technology in six quarters. This compared with $45.3 million for the same period last year. Adjusted EBITDA was ($25.8) million, compared to ($3.0) million in the same period a year ago. TiVo reported a net loss of ($34.4) million, compared to net loss of ($10.0) million in the year ago quarter. The year-over-year change in net loss and Adjusted EBITDA was driven by a decline in service and technology revenue, a larger hardware loss due to holiday pricing that offered subsidized hardware for a lower upfront price to consumers in exchange for higher monthly subscription fees, and from higher operating expenses, stemming from increased total legal spend and R&D investments. Net loss per share this quarter was ($0.30). For our fourth quarter, TiVo-Owned subscriptions gross additions were up 30% to 60,000 from 46,000 in the year ago period. TiVo-Owned net subscription losses decreased in the fourth quarter to 55,000 from losses of 72,000 from same period a year ago.
Rogers continued, “On the operator front, our most recent win is with Charter Communications, a top-tier U.S. cable operator. As was the case with RCN domestically and with Virgin Media in Europe, our ability to deploy a proven solution gave us a unique advantage in winning the business. Charter recognized that the pace of innovation from traditional cable suppliers has not kept up with the rapidly changing demands of the television consumer, and made a significant commitment to deploy TiVo to its large customer base. The initial phase of our work with Charter will utilize TiVo's latest generation high definition user interface and TiVo Premiere set-top box, as well as upcoming multi-room and non-DVR platforms in the future.
“Also this quarter we launched two initial markets in Texas with Suddenlink, the seventh largest cable operator in the United States. Importantly, the launch of TiVo in these initial markets took only five months from signed agreement, and rollouts recently began in three more markets across Texas.
“Significant traction on the international front continues as well, as Virgin Media began deploying its new next-generation TV product powered by TiVo, which, over time, will be offered to their approximately four million customers across the United Kingdom. Beginning with the current soft launch, the rollout is expected to accelerate in the coming months as Virgin Media launches TiVo more broadly to their marketplace in the second quarter. Further, Virgin Media has utilized our Adobe Flash architecture to launch an app marketplace. Apps from Twitter to eBay to YouTube are now available and we expect Virgin Media to launch more over time.

“On the TiVo-Owned side of the business, we had a strong holiday season with Q4 gross subscription additions up 30 percent year-over-year. We believe this was driven by both our new pricing option and the fact that consumers are now beginning to understand TiVo's differentiated product offering. Additionally, as anticipated, these new subscriptions came in at higher average ARPUs, with an expected higher lifetime value. While we believe our pricing change was successful during the holiday season, we intend to continue to evaluate the incremental volume this pricing can drive outside the holidays as we allocate resources to various initiatives going forward, which may rely less on discounting hardware going forward.

“Touching on the litigation, this year we expect to be engaged in a significant amount of legal activity with a decision expected at any time in our en banc proceeding versus EchoStar, currently scheduled trials in our cases against AT&T and Verizon, and our defense of counter actions from AT&T, EchoStar, Microsoft, Verizon, and now Motorola. It goes without saying that there's no change in our view of our intellectual property and the value it could yield for our shareholders.

“Moving to our audience research and measurement business, we have been evangelizing that there are better ways of measuring television audience viewing behavior, and we believe marketers have started to listen. We continue to educate the media world that there are alternatives to the traditional measurement tools and a better, more efficient, effective and granular way to measure their ads in ways that provide Internet levels of accountability. As an example, we recently launched a new, free interactive website we've called 'Ad Scorecard' designed to show the media industry how well their ads are doing at retaining audiences, with an unprecedented level of granular, anonymous viewership data that is not currently measured by the industry currency.

“Another example of the value TiVo continues to bring marketers is our recent deal with Turner Broadcasting whereby their ad sales team will begin selling TiVo's interactive advertising inventory as part of their broader advertising packages. This deal will enable the many brands that advertise on Turner's popular networks, such as TBS and TNT, to reach viewers who would otherwise fast-forward through a 30-second spot. We look forward to showcasing our ability to aid networks and content owners to get the most out of their advertising inventory in an on-demand world.”

Rogers concluded, “Over the last 18 months it's been a whirlwind time for those in the television industry as demand for all types of on-demand content intensifies. TiVo has been at the epicenter of this movement, signing numerous distribution deals with leading operators. In fact, during this period, six influential cable and satellite operators have selected TiVo as their next generation user experience. Combined, these operators serve over 10 million subscribers, and as part of our agreements TiVo will be offered either on an exclusive basis to those subscribers or the operator has made a significant contractual commitment in connection with their deployment of TiVo's advanced television solution. These wins validate that we have the right approach to continue to win key operator deals. As such, we believe it is prudent to continue to increase our R&D investments in fiscal year 2012 to further accelerate product innovation and enhance our capacity to sign additional distribution deals. We believe fiscal year 2011 set the stage for TiVo to be made available in more homes across the globe than ever before.”

Management Provides Financial Guidance

For the first quarter of fiscal 2012, TiVo anticipates service and technology revenues in the range of $36 million to $38 million. The expected sequential decrease in service and technology revenue is being driven by an anticipated $4 million to $5 million decrease in technology revenue compared to the prior quarter. Technology revenue can vary significantly from quarter to quarter, and may not be reflective of the level of technology revenues in future quarters in fiscal 2012.

TiVo anticipates net loss to be in the range of ($35) million to ($37) million, and an Adjusted EBITDA loss to be in the range of ($25) million to ($27) million. TiVo expects to see lower TiVo-Owned net hardware losses compared to the prior quarter, a sequential increase in R&D spend, and finally, it anticipates total legal expenses, including expenses related to litigation, will significantly increase from its Q4 level of approximately $7.6 million.

This financial guidance is based on information available to management as of March 1, 2011. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year 2011 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, March 1, 2011. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 40926991). The Webcast will be archived and available through March 3, 2011 at http://www.tivo.com/ir or by calling (706) 645-9291; and entering the conference ID number 40926991.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2011 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including TiVo's mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, scope and timing of distribution of the TiVo service domestically with RCN, Suddenlink, Charter and other operators, and internationally in the UK (with Virgin Media), in Spain (with ONO), in Scandinavia (with Canal Digital) and other regions, future launch of additional flash applications by Virgin Media, expectations regarding the strength of TiVo's intellectual property and the future results of TiVo's litigation with EchoStar, AT&T, Verizon, Microsoft, and Motorola, TiVo's intent to protect and defend its intellectual property, future TiVo products and services including multi-room and non-DVR devices, future ad sales by Turner Broadcasting, future hardware and subscription pricing for our direct and retail customer channels, subscription growth in both our direct and retail customer channel and our television distributor channel both in the U.S. and abroad, TiVo's ability to deploy customized advanced television solutions for television distributors timely and efficiently, the expected future financial impact of TiVo's new subsidized hardware pricing and increased subscription fee pricing and the expected lifetime value of these new subscriptions, and the expected future increases in research and development costs and legal related costs. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2010, Quarterly Reports on Form 10-Q for periods ended April 30, 2010, July 31, 2010, and October 31, 2010, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
Revenues
Service revenues	$34,453	$38,442	$140,649	$159,772
Technology revenues	6,929	6,821	27,341	29,907
Hardware revenues	14,436	23,389	51,618	48,787
Net revenues	55,818	68,652	219,608	238,466
Cost of revenues
Cost of service revenues (1)	10,347	10,876	40,515	40,878
Cost of technology revenues (1)	5,409	4,434	18,813	20,703
Cost of hardware revenues	24,702	27,962	69,033	65,909
Total cost of revenues	40,458	43,272	128,361	127,490
Gross margin	15,360	25,380	91,247	110,976
Research and development (1)	23,204	18,245	81,604	63,039
Sales and marketing (1)	7,048	6,385	27,587	23,270
Sales and marketing, subscription acquisition costs	2,214	2,022	8,169	5,048
General and administrative (1)	17,525	10,167	59,487	44,801
Total operating expenses	49,991	36,819	176,847	136,158
Loss from operations	(34,631)	(11,439)	(85,600)	(25,182)
Interest income	299	426	1,397	1,039
Interest expense and other	2	(4)	(145)	83
Loss before income taxes	(34,330)	(11,017)	(84,348)	(24,060)
Provision for income taxes	(58)	1,035	(164)	1,024
Net loss	$(34,388)	$(9,982)	$(84,512)	$(23,036)
Net loss per common share - basic and diluted	$(0.30)	$(0.09)	$(0.74)	$(0.22)
Weighted average common shares used to calculate basic and diluted net loss per share	114,443,996	108,712,620	113,490,177	106,182,488
(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$219	$266	$792	$1,098
Cost of technology revenues	383	512	2,260	2,319
Research and development	2,281	2,152	8,531	8,604
Sales and marketing	1,013	668	3,683	2,567
General and administrative	2,730	2,553	10,176	10,766

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	January 31, 2011	January 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71,221	$70,891
Short-term investments	138,216	173,691
Accounts receivable, net of allowance for doubtful accounts of $275 and $409	16,011	16,996
Inventories	13,228	12,110
Deferred cost of technology revenues, current	13,760	441
Prepaid expenses and other, current	6,983	8,245
Total current assets	259,419	282,374
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $44,682 and $40,934, respectively	10,229	10,098
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $15,110 and $12,501, respectively	6,956	9,565
Deferred cost of technology revenues, long-term	2,100	—
Prepaid expenses and other, long-term	1,224	1,263
Long-term investments	5,890	7,512
Total long-term assets	26,399	28,438
Total assets	$285,818	$310,812
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$18,052	$20,712
Accrued liabilities	30,115	24,786
Deferred revenue, current	33,792	38,952
Total current liabilities	81,959	84,450
LONG-TERM LIABILITIES
Deferred revenue, long-term	34,857	28,990
Deferred rent and other long-term liabilities	246	231
Total long-term liabilities	35,103	29,221
Total liabilities	117,062	113,671
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 117,420,874 and 110,434,022, respectively and outstanding shares are 116,475,318 and 109,869,062, respectively	117	110
Treasury stock, at cost - 945,556 shares and 564,960 shares, respectively	(8,660)	(4,325)
Additional paid-in capital	956,947	896,695
Accumulated deficit	(779,225)	(694,713)
Accumulated other comprehensive loss	(423)	(626)
Total stockholders’ equity	168,756	197,141
Total liabilities and stockholders’ equity	$285,818	$310,812

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Fiscal Year Ended January 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(84,512)	$(23,036)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	9,050	9,160
Loss on disposal of fixed assets	42	—
Stock-based compensation expense	25,442	25,354
Amortization of discounts and premiums on investments	1,768	—
Inventory write-down	525	—
Utilization of trade credits	96	90
Allowance for doubtful accounts	259	(7)
Changes in assets and liabilities:
Accounts receivable	726	(2,706)
Inventories	(1,643)	917
Deferred cost of technology revenues	(15,132)	(138)
Prepaid expenses and other	1,205	(3,218)
Accounts payable	(2,604)	11,454
Accrued liabilities	5,329	(220)
Deferred revenue	707	(8,175)
Deferred rent and other long-term liabilities	15	105
Net cash provided by (used in) operating activities	$(58,727)	$9,580
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(161,949)	(309,370)
Sales or maturities of short-term investments	197,481	180,911
Purchase of long-term investment	—	(3,400)
Acquisition of property and equipment	(6,670)	(6,496)
Acquisition of capitalized software and intangibles	—	(2,031)
Net cash provided by (used in) investing activities	$28,862	$(140,386)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	30,470	37,958
Proceeds from issuance of common stock related to employee stock purchase plan	4,060	4,116
Treasury Stock - repurchase of stock for tax withholding	(4,335)	(2,666)
Payment under capital lease obligation	—	(48)
Net cash provided by financing activities	$30,195	$39,360
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$330	$(91,446)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	70,891	162,337
Balance at end of period	$71,221	$70,891

TIVO INC.
OTHER DATA

	Three Months Ended		Twelve Months Ended		Guidance Reconciliation
	January 31,		January 31,		Three Months Ending
	2011	2010	2011	2010	April 30, 2011
	(In thousands)				(In millions)
Net loss	$(34,388)	$(9,982)	$(84,512)	$(23,036)	$(37) - $(35)
Add back:
Depreciation & amortization	2,226	2,301	9,050	9,160	$2 - $3
Interest income & expense	(299)	(426)	(1,397)	(1,039)	$(1) - $0
Provision for income tax	58	(1,035)	164	(1,024)	$0
EBITDA	(32,403)	(9,142)	(76,695)	(15,939)	$(35) - $(33)
Stock-based compensation	6,626	6,151	25,442	25,354	$8
Adjusted EBITDA	$(25,777)	$(2,991)	$(51,253)	$9,415	$(27) - $(25)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2011	2010	2011	2010
TiVo-Owned Subscription Gross Additions:	60	46	160	148
Subscription Net Additions/(Losses):
TiVo-Owned	(55)	(72)	(199)	(189)
*MSOs/Broadcasters	(168)	(59)	(357)	(541)
Total Subscription Net Additions/(Losses)	(223)	(131)	(556)	(730)
Cumulative Subscriptions:
TiVo-Owned	1,266	1,465	1,266	1,465
MSOs/Broadcasters	783	1,140	783	1,140
Total Cumulative Subscriptions	2,049	2,605	2,049	2,605
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	56%	58%	56%	58%

Included in the 1,266,000 TiVo-Owned subscriptions are approximately 310,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes. Our MSOs/Broadcasters subscription data is based in part on reporting from our third party MSOs/Broadcasters partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2011	2010	2011	2010
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,296	1,506	1,367	1,577
TiVo-Owned subscription cancellations	(115)	(118)	(359)	(337)
TiVo-Owned Churn Rate per month	(3.0)%	(2.6)%	(2.2)%	(1.8)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video on Demand services, as well as, increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,214	$2,022	$8,169	$5,048
Hardware revenues	(14,436)	(23,389)	(51,618)	(48,787)
Less: MSOs/Broadcasters-related hardware revenues	4,431	12,818	14,885	14,497
Cost of hardware revenues	24,702	27,962	69,033	65,909
Less: MSOs/Broadcasters-related cost of hardware revenues	(3,298)	(12,064)	(11,296)	(13,706)
Total Acquisition Costs	13,613	7,349	29,173	22,961
TiVo-Owned Subscription Gross Additions	60	46	160	148
Subscription Acquisition Costs (SAC)	$227	$160	$182	$155

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters' sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2011	2010	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$34,453	$38,442	$140,649	$159,772
Less: MSOs/Broadcasters-related service revenues	(4,294)	(4,190)	(15,540)	(14,932)
TiVo-Owned-related service revenues	30,159	34,252	125,109	144,840
Average TiVo-Owned revenues per month	10,053	11,417	10,426	12,070
Average TiVo-Owned per month subscriptions	1,296	1,506	1,367	1,577
TiVo-Owned ARPU per month	$7.76	$7.58	$7.63	$7.65

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs/Broadcasters Average Revenue per Subscription	2011	2010	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$34,453	$38,442	$140,649	$159,772
Less: TiVo-Owned-related service revenues	(30,159)	(34,252)	(125,109)	(144,840)
*MSOs/Broadcasters-related service revenues	4,294	4,190	15,540	14,932
Average MSOs/Broadcasters revenues per month	1,431	1,397	1,295	1,244
Average MSOs/Broadcasters per month subscriptions	905	1,165	1,017	1,422
*MSOs/Broadcasters ARPU per month	$1.58	$1.20	$1.27	$0.88

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters' subscription service revenues and MSOs/Broadcasters'-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters' subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters'-related service revenues by the average MSOs/Broadcasters' subscriptions for the period. The above table shows this calculation.